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                                                                 Exhibit (13)(c)

                                  PURCHASE AGREEMENT


          The Galaxy Fund (the "Trust"), a Massachusetts business trust, and SMA Equities, Inc. ("SMA"), a Massachusetts corporation, hereby agree as follows:

          1. The Trust hereby offers SMA and SMA hereby purchases one (1) share, at $10.00 per share, in each of the Company's Small Company Equity Fund, Short-Term Bond Fund, Tax-Exempt Bond Fund, Asset Allocation Fund and New York Municipal Bond Fund (each of the aforementioned Funds shall be referred to herein individually as a "Fund" and collectively as the "Funds). Each share is the "initial share" of the Fund. SMA hereby acknowledges receipt of a purchase confirmation reflecting the purchase of five shares, and the Trust hereby acknowledges receipt from SMA of funds in the amount of $50.00 in full payment for the shares.

          2. SMA represents and warrants to the Trust that the shares are being acquired for investment purposes and not for the purpose of distribution.

          3. SMA agrees that if it or any direct or indirect transferee of any of the shares redeems any of the shares of the Funds prior to the fifth anniversary of the date the Funds begin investment activities, SMA will pay to the Trust an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by SMA or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          4. The Trust represents that a copy of its Declaration of Trust, dated March 31, 1986, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

          5. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not



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binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of December, 1991.


Attest:                       THE GALAXY FUND


/s/W. Bruce McConnel, III     By:/s/John T. O'Neill
-------------------------        ---------------------------
          Secretary                President

(SEAL)



Attest:                       SMA EQUITIES, INC.


/s/illegible                  By:/s/Richard M. Reilly
-------------------------        ---------------------------
          Secretary                President

(SEAL)


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